EXHIBIT 10.5

Deborah Wintner
Interim Chief Human Resources Officer
Stanley Black & Decker

January 13, 2023

John Lucas

Dear John,

I am pleased to offer you the position of Senior Vice President, Chief Human Resources Officer at Stanley Black & Decker, Inc. (the “Company”). Your appointment is subject to approval by the Company’s Board of Directors (the “Board”) and your compensation package as outlined herein is subject to approval of the Compensation and Talent Development Committee of the Board (the “Compensation Committee”). This is a full time, salaried exempt position. You will report directly to Don Allan, President & CEO.

Your annual base salary (the “Base Salary”) will be $650,000, less applicable taxes, deductions and withholdings. The Base Salary will be paid in accordance with the Company’s normal monthly payroll practices.

TARGETED START DATE: Your anticipated start date is January 30, 2023. The finalization of your start date will be determined once the contingencies in this offer have been satisfactorily met.

SIGN-ON BONUS: On joining the company, you will receive a one-time sign-on bonus of $600,000. Please note all applicable taxes and withholdings will apply to this bonus payment. If within one year of the date you commence work for Stanley Black & Decker, you voluntarily terminate your employment, or your employment is terminated by the company for violation of company rules, or misconduct, you shall repay to the company the gross amount of this sign- on bonus at the time of such termination. If within two years of the date you commence work for Stanley Black & Decker, but after your first anniversary, you voluntarily terminate your employment, or your employment is terminated by the company for violation of company rules, or misconduct, you shall repay to the company 50% of the gross amount of this sign-on bonus at the time of such termination.

ANNUAL BONUS INCENTIVE: You will participate in the Corporate Management Incentive Compensation Program per the terms and conditions of the plan. Your 2023 target bonus is 100% of your base salary with a 50% threshold and 200% maximum of your base salary, payable by March 15th following each MICP plan year. You will receive a full year 2023 MICP bonus to the extent earned based upon business performance in relation to the Corporate metrics. MICP participants are required to sign and return a restrictive covenant agreement, which is attached to this offer letter.

LONG-TERM INCENTIVES:

As part of your annual compensation package, you will be eligible to participate in the Annual Long-Term Incentive Program pursuant to the Company’s 2022 Omnibus Award Plan or a successor thereto.

Annual Equity Grant: Equity grants are typically made in February of each year. For your February 2023 grant, you will receive $1,100,000 (as determined for financial reporting purposes), expected to be comprised of a mix of 50% Performance Share Units (LTIP PSUs), and 50% Restricted Stock Units (RSUs). This 50% RSUs and 50% PSUs mix for your annual equity grants is intended to remain consistent throughout your tenure. The RSU grants will typically vest 1/3 per year over three years. The 2023 -2025 LTIP PSU program is tied to specific corporate goals over the Program’s three-year measurement period. Shares will be delivered after the completion of the three-year performance period to the extent that the performance goals are achieved. Your annual equity grants will have a retirement eligible provision of age 65 with one year of service.

One-Time Equity Incentive: In addition to the standard equity grants, you will also receive a one-time RSU grant no later than February 15, 2023. The grant will have a total fair value of $600,000. $200,000 will vest on the first anniversary date and $400,000 will vest on the second anniversary date.

Long-term incentive grants are subject to review and approval by the Board of Directors.

RELOCATION: In the event you decide to lease a property near our facility, recognizing that permanent relocation is not currently envisioned, you will be eligible for the Renter Relocation Policy as described in the enclosed materials. As part of this program, you will receive a moving allowance of $2,500 to cover incidental moving expenses once you have moved. Once your needs are determined we can confirm the appropriate level of relocation assistance. To be eligible for any relocation benefit you must first sign the Relocation Expense Agreement, which can be found on the last page of the enclosed Relocation Policy. No relocation benefit will be provided until the Company has received your signed Relocation Expense Agreement.

MONTHLY TRAVEL STIPEND: The Company will confer with you in determining an appropriate monthly travel stipend, which shall be subject to applicable payroll deductions and tax withholdings, to cover travel expenses in connection with your employment (the “Travel Stipend”). The amount of this Travel Stipend is expected to be subject to periodic review. The Travel Stipend payments are subject to you being actively employed and in good standing with the Company on the date of each payment and will discontinue if your employment is terminated for any reason. The Travel Stipend is not part of your Base Salary and as a result, it will not be considered in the calculation of MICP or any other applicable incentives or benefits, nor can the Travel Stipend be contributed to a retirement account.

BENEFITS: You are eligible for 4 weeks of Paid Time Off (PTO). PTO is subject to the terms of the corporate policy. You will be eligible to enroll for medical, dental, vision, flexible spending accounts, group legal, disability and life insurance coverage effective on the first of the month following your date of hire. A benefits guide is enclosed with this offer letter.

You will become eligible for the Stanley Black & Decker Retirement Account Plan (“RAP”) on the first of the month following your date of hire, subject to limitations under the Internal Revenue Code and regulations. The RAP offers a 401K savings vehicle with a competitive fund line-up, to which you can defer on a pre-tax, Roth or after-tax basis, with a company match of 50% on employee pre-tax or Roth contributions of up to 7% of your pay. In addition, the RAP provides a Core allocation into an account for you, regardless of your own contributions. Stanley Black & Decker will make a quarterly Core allocation to your account of 6% of your pay based on your age. Beginning in 2024 you will be eligible to make elective deferrals (to obtain the company match benefit) in the Stanley Black & Decker Supplemental Retirement Account Plan (“SRAP”) which is a non-qualified deferred compensation plan providing benefits that mirror the RAP. While your current year compensation in excess of the IRS limit for the RAP will be eligible for the company Core contribution within the SRAP from your start date, due to IRS deferred compensation rules it is not possible for you to make elective deferrals to the SRAP until 2024.

Through the Company’s Employee Stock Purchase Program (ESPP), you may be eligible to purchase company stock up to 15% of your base pay annually (capped at $21,250), at a minimum of 15% below the market price. Annual enrollment occurs once a year, mid-November to mid-February. You must have 90 days of employment prior to the close of the annual enrollment period to be eligible to enroll. The annual enrollment period is announced mid- November of each year.

PERQUISITES: You will be eligible for the following perquisites as described in the enclosed Executive Perquisites Booklet.

SBD Company Products: You are eligible to receive up to $5,000 per year in SBD Company products (at standard cost).

Executive Life Insurance Program: Death benefit of 3X base salary, and retirement cash funding if eligible

Executive Long-Term Disability Insurance: Monthly LTD Benefit for qualifying disabilities equal to up to 60% of Monthly Earnings (a maximum of $35,000 monthly).

Executive Physical Program: An annual comprehensive medical examination and appropriate screening with an annual allowance up to $5,000.

Executive Financial and Estate Planning Program: Financial planning services with a professional of your choice with an annual allowance up to $15,000.

STOCK OWNERSHIP, CHANGE IN CONTROL, AND SEPARATION: As an Executive Officer, you will be subject to the attached Stock Ownership Guidelines. The ownership target of Company stock is three times your base salary.

Shortly after you join the Company, subject to board approval, we expect to execute a Change in Control agreement that will provide you with a 2.5x total cash benefit (base salary + average 3-year bonus) upon a double trigger event (i.e., Change in Control and involuntary termination).

In the event the Company terminates your employment involuntarily, in the absence of your violation of Company rules or misconduct, you will be entitled to one year of base salary as severance during which time life, health and welfare benefits shall continue as if you were actively employed, whereas disability coverage, as well as certain voluntary and retirement benefits, will cease upon termination. In addition, you would receive a pro-rated annual bonus payout, to the extent earned in relation to the performance metrics, based on the number of complete months of your active service during the year of any such involuntary termination without cause.

OTHER: Please be aware that your employment at Stanley Black & Decker will be strictly on an “at-will” basis and as such is terminable by either the Company or you at any time and for any reason. Stanley Black & Decker does not recognize any contract of employment in the U.S. unless it is reduced to writing and signed by an Officer of Stanley Black & Decker. Specific terms and conditions of the various benefits are governed by program documents and policies, which are subject to periodic update.

Commencing employment is contingent upon successful:

1.Submission of completed Pre-Employment forms, including the Invention and Confidentiality Agreement;
2.Pre-employment drug screen;
3.Evidence of your authorization to legally work in the U.S. in accordance with Immigration and Naturalization Act (Form I-9);
4.Return of the signed MICP Restrictive Covenant Agreement
5.Return of the signed Made in the USA Acknowledgement Agreement

We are delighted that you will be joining Stanley Black & Decker! There’s a lot of exciting work to be done and we know that you’ll make a great contribution to our success. If you have any questions, please do not hesitate to call me at _____________.

Sincerely,

/s/ Deborah Wintner
Deborah Wintner
Interim Chief Human Resources Officer

I,     hereby accept the offer of employment as presented above on this
(print name)

     day of      2023. I understand that this letter sets forth the entire agreement between myself and Stanley Black & Decker, Inc. regarding my offer of employment, including the sections pertaining to the Relocation payments and Sign-On Bonus which state I shall repay the Company the full gross amount of such payments if, within two years (50% of Sign-On Bonus shall be repayable to the Company after one year but before the second anniversary of my start date) of the date I relocate, I voluntarily terminate my employment, or my employment is terminated by the Company for violation of Company rules, or misconduct, and fully supersedes any other agreements, understandings, or promises from any representative of the Company.

Signature: /s/ John Lucas

Enclosures: New Hire Form; Invention and Confidentiality Agreement; Consent Form; Benefits Guide; Restrictive Covenant; Made in the USA Acknowledgement Form; Executive Perquisites Booklet; Relocation Policy, Stock Ownership Guidelines

4